Exhibit 99.2

FOR IMMEDIATE RELEASE

MARCH 21, 2014

Contact:                                                Jill McMillan, Director, Communications and Investor Relations

Phone: (214) 721-9271

Jill.McMillan@enlink.com

EnLink Midstream Announces Pricing of Secondary Offering of Common Units by Selling Unitholders

DALLAS—March 21, 2014—EnLink Midstream Partners, LP (NYSE: ENLK) (the “Partnership”) today announced the pricing of an underwritten public offering of 17,997,296 common units representing limited partner interests owned by GSO Crosstex Holdings LLC and certain of its affiliates (the “Selling Unitholders”).

The offering was priced for total gross proceeds (before underwriters’ discounts and commissions and estimated offering expenses) of approximately $550 million. The underwriter may offer our common units in transactions on the NYSE, in the over-the-counter market or through negotiated transactions at market prices or at negotiated prices. The Partnership will not receive any proceeds from the offering of common units. The total number of outstanding common units of the Partnership will remain unchanged. The offering is expected to close on or about March 26, 2014, subject to customary closing conditions.

Citigroup is acting as the underwriter for the offering. A copy of the prospectus supplement and accompanying base prospectus relating to the offering may be obtained from Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 (tel: 800-831-9146).

You may also obtain these documents free of charge, when they are available, by visiting the Securities and Exchange Commission’s website at www.sec.gov.

The common units are being offered and will be sold pursuant to the Partnership’s effective shelf registration statement that was previously filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This offering may be made only by means of the prospectus supplement and accompanying base prospectus.

About EnLink Midstream

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett, Permian Basin, Cana- and Arkoma-Woodford, Eagle Ford, Haynesville, Gulf Coast, Utica and Marcellus Shales. Based in Dallas, Texas, EnLink Midstream has approximately 7,300 miles of gathering and transportation pipelines, 12 processing plants with 3.3 billion cubic feet per day of net processing capacity, six fractionators with 180,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells and an extensive crude oil trucking fleet.

Forward Looking Statements

This press release may include certain statements concerning expectations for the future that are forward-looking statements. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management’s control. An extensive list of factors that can affect future results are discussed in EnLink Midstream’s filings with the Securities and Exchange Commission. EnLink Midstream undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

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